EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made effective as of April 21, 2010 between GOLDSPRING, INC., a Nevada corporation (the "Corporation"), and CORRADO DE GASPERIS (the "Executive").

WITNESSETH:

WHEREAS, the Corporation desires to employ the Executive, and the Executive desires to be employed by the Corporation, as the senior executive of the Corporation;

NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the Corporation and the Executive (collectively, the "Parties" and, sometimes individually, a "Party"), intending to be legally bound, hereby agree as follows:

1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, on the terms and conditions set forth herein.

2. Position and Duties.

(a) The Executive shall serve as the Chief Executive Officer and President of the Corporation, with the authority, powers and duties of a chief executive officer and a president as well as those of a chief restructuring officer. The Executive shall also serve as the Principal Financial Officer. The Executive shall report to the Board of Directors of the Corporation (the "Board"). Without limiting the foregoing, the Executive shall have such authority, powers and duties as are customary for such positions and as may be reasonably assigned by the Board to the Executive from time to time. The Parties expect that the closing of the recapitalization and new capital raise described in Section 2(b) shall take place at approximately the same time. The Corporation shall, not later than the earlier of such closings, take and cause to be taken all such action as may be necessary so that the Executive is elected as a director of the Corporation. The Executive agrees to serve in such capacity.

(b) Prior to the date hereof, the Executive has prepared and presented to the Board a strategic plan (the "Plan") that includes a recapitalization and balance sheet restructuring (which include a reverse stock split, a debt-for-equity exchange, a land-for-debt exchange, and a new capital raise to fund gold mine exploration and development, the validation through an NI 43-101 (as defined below) of qualified resources (at least measured and indicated) and reserves (probable and proven) of the Corporation aggregating 3,250,000 ounces of gold equivalent and to commence commercial mining and material gold pouring operations) and an operational and management restructuring to improve financial performance and generate business growth using a defined project management methodology and algorithm called critical chain (the "Methodology"). The Plan is titled the GoldSpring, Inc. Strategic Project Plan, dated March 5, 2010, and includes the strategies discussed in a capital structure plan presented to the Board in February 2010. The Corporation represents and warrants that a

been included in the minute books of the Corporation and that the Board has approved the implementation of the Plan under the leadership of the Executive. Without limiting the authority, power and duties set forth above, the Executive shall periodically and as appropriate report to the Board on the implementation of the Plan and recommend updates, enhancements and changes to the Plan to take into account changes in law or regulation or the interpretation or enforcement thereof, unanticipated technological and operational obstacles, inability to obtain or delays in obtaining required permits, inability to raise or delays in raising capital, other changes in circumstances and new information, and other developments and factors. In connection with implementing the Plan, it is expected that the Executive, on behalf of the Corporation, and the holder of a majority of the currently outstanding debt of the Corporation (whether acting as a debt holder or an equity holder) shall negotiate the terms thereof in good faith and that such terms will be reasonably acceptable to the Corporation and such holder.

(c) The Corporation represents and warrants that this Agreement has been approved by the Board (and, to the extent necessary or appropriate, its compensation committee or the independent directors of the Board) and that the Executive has been elected to the positions set forth above effective as of the execution and delivery hereof by the Parties.

(d) The Executive shall devote substantially all of his working time, energy, skill and efforts to the business and affairs of the Corporation; provided, however, that (i) the Executive may from time to time serve on boards of trustees or directors of, or in advisory or other capacities to, a limited number of not-for-profit organizations and non-public, non-competitive, for-profit organizations and boards of directors of a limited number of public, non-competitive, for-profit organizations, in each case, so long as the Board shall have approved such service (such approval not to be unreasonably withheld) prior to commencement of such service and (ii) the Executive may manage his personal investments so long as such management does not interfere with performance of his duties hereunder. The proviso to the preceding sentence shall not limit the obligations of the Executive under Section 7.

3. Compensation and Benefits.

(a) The Executive's annual salary shall be $360,000. Such salary shall be paid in accordance with the Corporation's normal payroll practices. Such salary shall be subject to review periodically (and shall be reviewed not less frequently than annually) by the Board (or, as necessary or appropriate, its compensation committee or the independent directors of the Board) and may be increased (but not decreased) in the discretion of the Board (or, as necessary or appropriate, its compensation committee or such independent directors). The Executive's salary, as then in effect, is called the "Salary."

(b) The Executive shall participate in each executive or management bonus, incentive or compensation plan adopted by the Corporation in its discretion, at a level commensurate with his position and on terms and conditions no less favorable to the Executive than those offered to any other executive or manager. Except as provided in Sections 3(c) and 3(d), this Section 3(b) shall not require the Corporation to adopt any such plan.

(c) The Board (or, as necessary or appropriate, its compensation committee or the independent directors of the Board) shall adopt an equity incentive plan as promptly as

reasonably possible after the date hereof providing for the issuance of up to 6.0% of the fully diluted equity of the Corporation after taking into account the recapitalization and balance sheet restructuring contemplated by the Plan. The Board (or, as necessary or appropriate, its compensation committee or such independent directors) shall grant to the Executive restricted stock awards covering not less than 50% of the equity issuable under such plan and, except as otherwise provided in Section 5: one-fifth of which shall vest (so long as the Executive is then employed by the Corporation) upon the later of (i) validation through an independent external report (that is, a National Instrument 43-101 Report or its successor (an "NI 43-101")) of qualified resources (at least measured and indicated) and reserves (probable and proven) of the Corporation aggregating 1,000,000 ounces of gold equivalent and (ii) the first metal pour from the mining operations (that is, the mine and heap leach are operational); one-fifth of which shall vest (so long as the Executive is then employed by the Corporation) upon the third month of consecutive mining operations (that is, the mine and heap leach are operational) at an annual production rate of 15,000 ounces of gold equivalent; one-fifth of which shall vest (so long as the Executive is then employed by the Corporation) upon the later of (i) the validation through an NI 43-101 of qualified resources (at least measured and indicated) and reserves (probable and proven), in each case including those previously validated, of the Corporation aggregating 2,000,000 ounces of gold equivalent and (ii) the third month of consecutive mining operations at an annual production rate of 17,500 ounces of gold equivalent; two-fifths of which shall vest (so long as the Executive is then employed by the Corporation) upon the later of (i) the validation through an NI 43-101 of qualified resources (at least measured and indicated) and reserves (probable and proven), in each case including those previously validated, of the Corporation aggregating 3,250,000 ounces of gold equivalent and (ii) the third month of consecutive mining operations at an annual production rate of 20,000 ounces of gold equivalent; and all of which shall vest (so long as the Executive is then employed by the Corporation) upon a Change in Control (as defined herein). If the Executive's employment with the Corporation shall have been terminated by the Corporation without Cause (as defined herein) in connection with or anticipation of a Change of Control, then, for the purposes of the preceding sentence, the Executive shall be deemed to have been employed by the Corporation at the time of such Change in Control. Unvested awards shall be forfeited on the 5th anniversary of the date hereof. The other terms and conditions of such awards to the Executive shall be commensurate with the Executive's position and shall be no less favorable to the Executive than those offered to any other executive or manager.

(d) The Board (or, as necessary or appropriate, its compensation committee or the independent directors of the Board) shall adopt a profit sharing plan as promptly as reasonably possible after the date hereof providing for a pool of cash payments to employees (including the Executive and other executives and managers) equal to 10% of the aggregate consolidated net cash profits of the Corporation, calculated from and after the date hereof. Net cash profits shall be determined before reductions for (i) principal payments of indebtedness (including capital leases) and (ii) investments in plant, property and equipment (other than routine maintenance capital expenditures) or in acquisitions and before additions for asset sales (other than routine dispositions of obsolete and surplus assets and similar transactions) and divestitures. Payouts of the pool shall be made within 45 days after each June 30 and December 31, commencing with December 31, 2010, so long as the employee is employed by the Corporation on such June 30 or December 31 (except, in the case of the Executive, as otherwise provided in Section 5). If the Executive's employment with the Corporation shall have been

terminated by the Corporation without Cause in connection with or anticipation of a Change of Control, then, for the purposes of the preceding sentence, the Executive shall be deemed to have been employed by the Corporation for each succeeding June 30 and December 31 prior to the time of such Change in Control. The Board (or, as necessary or appropriate, its compensation committee or such independent directors) shall grant to the Executive awards covering not less than 35% of the payouts under such plan. The other terms and conditions of such payouts to the Executive shall be commensurate with the Executive's position and shall be no less favorable to the Executive than those offered to any other executive or manager.

(e) Except as set forth above, the terms and conditions of the plans described in Sections 3(c) and 3(d) shall be negotiated in good faith by the Parties and shall be reasonably acceptable to each Party. The Parties agree that achievements of vesting and payout conditions thereunder will be determined by the compensation committee or the independent directors of the Board, acting in good faith. The terms and conditions of such plans shall be exempt from, or compliant with, Section 409A of the Internal Revenue Code.

(f) The Corporation represents and warrants that it currently maintains directors and officers insurance. The Corporation shall take all such action as may be necessary so that, from and after April 15, 2010, it shall at all times maintain directors and officers insurance of not less than $5.0 million, with a deductible of not more than $250,000 and side A coverage of not less than $2.5 million.

(g) Within 30 days after the execution and delivery hereof by the Parties, the Parties shall enter into a customary indemnification agreement between the Corporation and the Executive on terms and conditions reasonably acceptable to the Executive and the Corporation.

(h) The Corporation shall take all such action as may be necessary so that it satisfies the initial and continued listing requirements to list the common stock of the Corporation on a recognized national stock exchange (such as the New York Stock Exchange, the American Stock Exchange, one of the Nasdaq Markets, the Toronto Stock Exchange or the TSX Venture Exchange) and that such common stock becomes so listed in due course.

(i) The Corporation shall reimburse the Executive, in accordance with the Corporation's normal expense reimbursement practices, for all ordinary, necessary and reasonable expenses incurred by the Executive in connection with performance of his duties; provided, that such expenses are incurred and reported in accordance with the Corporation's normal expense reimbursement policies and procedures. Without limiting the foregoing, such expenses include expenses for reasonable temporary accommodations near the Corporation's facilities located in Nevada for the Executive (and related reasonable travel arrangements), for up to 6 months from the date hereof, and expenses for all reasonable travel arrangements for the Executive between New York and Nevada.

(j) The Executive shall participate in or receive benefits under each medical, pension and other employee benefit plan or arrangement generally made available by the Corporation to its executives and managers (or to their family members), subject to the terms and conditions of such plans and arrangements.

(k) The Executive shall be entitled to 4 weeks vacation and 5 personal days each year, in accordance with, and subject to, the policies of the Corporation then in effect for its executives and managers; provided, however, that the Executive agrees to be reasonably accessible to the Corporation via telephone and email.

4. Term and Termination.

(a) The term of this Agreement shall commence on the date hereof and continue until the 4th anniversary of the date hereof. At the end of the original and each renewal or extension term of this Agreement, the term of this Agreement shall automatically be renewed for 1 year unless either Party shall have given written notice of non-renewal to the other Party not less than 180 days prior to the end of the then current term. If, during the then current term of this Agreement, the Corporation initiates, participates in or becomes subject to a proposed transaction that would, if consummated, constitute a Change in Control, then the term of this Agreement shall be extended until such transaction (or any alternative transaction) is consummated or such transaction (and all alternative transactions) are definitively withdrawn or abandoned. If a Change in Control is consummated during the then current term of this Agreement (including any extension thereof pursuant to the preceding sentence), then the term of this Agreement shall be extended so that it equals three years from the date on which such Change in Control is consummated (a "Change in Control Term").

(b) The Executive's employment may be terminated by the Corporation at any time without Cause (as defined in Section 5(d)(ii)) or if the Executive becomes Disabled (as defined in Section 5(d)(i)), by giving written notice to the Executive at least 90 days before the effective date of such termination, or with Cause, by giving written notice to the Executive effective immediately (except where a period to cure is provided herein).

(c) The Executive's employment may be terminated by the Executive with or without Good Reason (as defined in Section 5(d)(iii)), by giving written notice to the Board at least 90 days before the effective date of such termination; provided, that the Executive's employment may not be terminated by the Executive with Good Reason unless such notice is given within 90 days following the first occurrence of the event or circumstance constituting Good Reason (and any failure to so notify the Board within such 90 day period shall constitute a waiver by the Executive of his right to terminate his employment for Good Reason as to such event or circumstance).

(d) Without limiting the requirements of any other provision hereof, any notice under this Section 4 must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The Party giving such notice must specify the effective date of termination. Notwithstanding anything contained herein to the contrary, if notice of termination is given due to Cause or Good Reason, the event or circumstance giving rise thereto is subject to a period to cure hereunder, and the event or circumstance giving rise thereto is cured within 30 days after such notice is given, then such notice of termination shall be deemed void.

(e) Upon termination of the Executive's employment for any reason, the Executive is deemed to have resigned, as of the date of such termination of employment, from the Board and any committees of the Board on which he serves and from the board of directors of all subsidiaries of the Corporation and any committees thereof on which he serves.

5. Compensation Upon Termination.

(a) If the Corporation terminates the Executive's employment without Cause, if the Executive's employment is terminated due to his Disability, or if the Executive resigns for Good Reason, the Executive shall be entitled to the following:

(i) A lump sum payment, within 30 days following the effective date of termination of the Executive's employment (but subject to the next sentence), of all amounts due to the Executive through such date, including accrued but unpaid Salary, accrued but unpaid bonus, incentive and other compensation plan payments (and, for such purposes, if termination occurs during a year or other applicable period, accrued but unpaid payments for such year or period shall be determined as if the targets for such year or period had been achieved and shall be pro-rated based on the portion of such year or period prior to the effective date of termination), accrued but unpaid profit sharing payouts (and, for such purposes, if termination occurs on a date other than June 30 or December 31, accrued but unpaid payouts shall include the payout for the period through the next succeeding June 30 or December 31, pro-rated based on the portion of such period prior to the effective date of termination), accrued but unpaid expense reimbursement, and accrued but unused vacation and personal days. Payments due under this Section 5(a)(i) which cannot be determined within such 30 day period shall be made promptly after they become determinable.

(ii) A monthly payment for each month during the Severance Period (as defined below), beginning on the first day of the month following the effective date of termination of the Executive's employment, equal to one-twelfth (1/12) of the Salary (the "Severance Payment"). The "Severance Period" means the period commencing on the effective date of termination and continuing for 12 months (or, if the Executive's employment is terminated during the Change in Control Term, 36 months) from the first day of the month following the effective date of termination.

(iii) Continuation of previously vested awards under the equity incentive plan and (A) if the Corporation terminates the Executive's employment without Cause, the vesting of awards under the equity incentive plan as if the next objective to be achieved for vesting had been achieved or (B) if the Executive's employment is terminated due to his Disability, the vesting of a pro rata portion of awards under the equity incentive plan as if the next objective to be achieved for vesting had been achieved (such pro rata portion to be that portion of the overall progress toward achievement of such next objective as measured from the objective then most recently achieved). For the avoidance of doubt, if the Executive resigns for Good Reason, the Executive shall not be entitled to the vesting of awards under the equity incentive plan as if the next objective to be achieved for vesting had been achieved, but shall be entitled to continuation of previously vested awards under the equity incentive plan.

(iv) Continued participation in and benefits under the Corporation's health plans (medical and dental), at the same cost to the Executive as immediately prior to such termination, for the longer of (A) the Severance Period and (B) 18 months following the effective date of termination of the Executive's employment; provided, that, if the Executive is entitled to participate in a health plan provided by a new employer, any payment by the Corporation for continued participation in and benefits under the Corporation's health plans shall cease (although participation and benefits may continue solely at the Executive's cost, to the extent participation and benefits must be offered under applicable law); provided, further, that, if the new employer's health plan does not have preexisting condition coverage, the Executive may continue participation in and benefits under the Corporation's health plans for the balance of the period and at the cost first described above.

(v) Continuation of life insurance coverage under the Corporation's life insurance plan at the same level and at the same cost to the Executive as immediately prior to such termination, for the longer of (A) the Severance Period and (B) 18 months following the effective date of termination of the Executive's employment.

Except as provided in this Section 5(a), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 5(a).

(b) If the Executive resigns other than for Good Reason or retires, or if the Corporation terminates the Executive's employment for Cause, then the Executive shall be entitled to the following:

(i) A lump sum payment, within 30 days following the effective date of termination of the Executive's employment, of all amounts due to the Executive through such date in respect of accrued but unpaid Salary, accrued but unpaid bonus, incentive and other compensation plan payments for the prior years or periods, accrued but unpaid profit sharing payouts for the prior periods, accrued but unpaid expense reimbursement, and accrued but unused vacation and personal days.

(ii) Continuation of previously vested awards under the equity incentive plan.

(iii) Continued participation in and benefits under the Corporation's health plans (medical and dental) in accordance with applicable law; provided, however, that continued participation and benefits shall be solely at the Executive's cost.

Except as provided in Section 5(b), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 5(b).

(c) If the Executive's employment with the Corporation shall terminate due to the Executive's death, then the Executive's estate shall be entitled to the amounts described in Sections 5(a)(i), 5(a)(ii) and 5(a)(iii) and the Executive's surviving spouse and dependents, if any, shall be entitled to continued participation in and benefits under the Corporation's health plans (medical and dental) as described in Section 5(a)(iv). Except as provided in this Section

5(c), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 5(c).

(d) The following terms shall have the meanings indicated below:

(i) "Disability" means the Executive becomes "disabled" as defined in the Corporation's long term disability plan or, if there is no such plan, the Executive becomes physically or mentally incapacitated, and absent or unable to perform his duties on a full-time basis, with or without reasonable accommodation, for 90 days in any 180 consecutive day period.

(ii) "Cause" means:

(A) the Executive's willful failure or gross neglect to substantially perform his duties in all material respects (other than due to Disability) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not so performed his duties (unless such non-performance is cured within 30 days after such written notice is delivered to the Executive by the Board);

(B) the Executive's conviction of or plea of no contest to a crime constituting (I) a felony or (II) a misdemeanor involving deceit, dishonesty or fraud that relates to the Corporation;

(C) willful, intentional or grossly negligent conduct which is materially injurious to the Corporation, monetarily, reputationally or otherwise;

(D) any act of fraud by the Executive, whether relating to the Corporation or otherwise, so long as written notice of such fraud is delivered to the Executive by the Board, which specifically identifies the evidence supporting the allegation of such fraud, and the Executive shall have been afforded a reasonable opportunity to adduce evidence to controvert such allegation (which opportunity need not continue for longer than 30 days after such written notice is delivered to the Executive by the Board);

(E) the Executive's willful failure or breach (not covered by any of clauses (A) through (D) above) of any of the material obligations of this Agreement after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has breached this Agreement (unless such breach is cured within 30 days after such written notice is delivered to the Executive by the Board); or

(F) the Executive's willful failure to comply with the Corporation's ethical codes or rules, or its other policies, applicable to the Executive in a material respect after a written demand for substantial compliance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the

Board believes that the Executive has not so complied (unless such failure to comply is cured within 30 days after such written notice is delivered to the Executive by the Board).

(iii) "Good Reason" means:

(A) the failure to pay or reduction in the payments due to the Executive under Section 3;

(B) the assignment of duties to the Executive that are materially and adversely inconsistent with the Executive's position, including a material diminution in duties or title (other than an isolated action that is not taken in bad faith and is remedied by the Corporation within 30 days after a written demand for remedy is delivered by the Executive to the Board, which demand specifically identifies the manner in which the Executive believes that the Board assigned such materially and adversely inconsistent duties or title);

(C) the material breach by the Corporation of this Agreement (including a breach of Section 3(f) or 3(h)) or any other material agreement (including the agreement described in Section 3(g)) between the Executive and the Corporation, which is not remedied by the Corporation within 30 days after a written demand for remedy is delivered by the Executive to the Board, which demand specifically identifies the manner in which the Executive believes that the Corporation has breached this Agreement or such other agreement;

(D) the failure of the Corporation to obtain the assumption of this Agreement in writing by each successor to the Corporation;

(E) any circumstance in which the Corporation is directing the Executive to participate in illegal activity; or

(F) the failure by the Board to fully and timely support (I) the implementation of the Plan (as it may be updated, enhanced or changed (i) in accordance with recommendations made under Section 2(b) or (ii) with consent in writing of the Executive (not to be unreasonably withheld)), including negotiating reasonably and in good faith with persons whose approval or participation may be necessary to carry out the Plan in all material respects, including the reverse stock split, the debt-for-equity exchange (including in relation to the Corporation's bridge financing), the land-for-debt exchange and the raising of new capital as contemplated by the Plan in a material respect, or (II) the use of the Methodology by the Corporation in a material respect (other than, in each case, due to (a) breach or non-performance by the Executive of his duties in a material respect or (b) circumstances which are remedied by the Corporation within 30 days after a written demand for remedy is delivered by the Executive to the Board, which demand specifically identifies the manner in which the Executive believes that the Board has so failed).

Notwithstanding the foregoing, (x) no event or circumstance described in the preceding clauses (A) through (F) shall constitute Good Reason if the Executive consents to such event or circumstance and (y) an inability to raise capital or a delay in raising capital due

to the unavailability thereof on market terms shall not constitute "Good Reason" although the non-acceptance of capital available on market terms or a failure or refusal to consummate an exchange on market terms would constitute "Good Reason."

(iv) A "Change in Control" shall be deemed to occur upon the occurrence of any of the following events or circumstances:

(A) any "person" or "group" within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act") becomes the beneficial owner of 40% or more of the then outstanding common stock of the Corporation or 40% or more of the then outstanding voting securities of the Corporation;

(B) any "person" or "group" within the meaning of Section 13(d) or 14(d)(2) of the Act acquires, by proxy or otherwise, the right to vote on any matter or question with respect to 40% or more of the then outstanding common stock of the Corporation or 40% or more of the combined voting power of the then outstanding voting securities of the Corporation;

(C) Present Directors and New Directors cease for any reason to constitute a majority of the Board (and, for purposes of this clause (C), "Present Directors" shall mean individuals who, at the date hereof, were members of the Board and "New Directors" shall mean individuals whose election by the Board or whose nomination for election as directors by the Corporation's stockholders was approved by at least two-thirds of the Present Directors and New Directors then in office); provided, however, that the implementation of the changes in the Board contemplated by Section 3(h) will not be deemed to result in a Change in Control;

(D) the stockholders of the Corporation approve a plan of dissolution or complete or substantially complete liquidation of the Corporation; or

(E) the consummation of:

(I) any reorganization, restructuring, recapitalization, reincorporation, merger, consolidation or similar form of corporate transaction involving the Corporation (a "Business Combination") unless, following such Business Combination, (a) all or substantially all of the persons who were the beneficial owners of the common stock of the Corporation and the voting securities of the Corporation outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of the common equity securities and the combined voting power of the voting securities of the entity resulting from such Business Combination (including the Corporation, if it is such resulting entity) outstanding after such Business Combination (including an entity that, as a result of such Business Combination, owns the Corporation or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis, either

directly or through one or more subsidiaries) in substantially the same proportions as their ownership of common stock of the Corporation and combined voting power of the voting securities of the Corporation, respectively, outstanding immediately prior to such Business Combination, (b) no "person" or "group" within the meaning of Section 13(d) or 14(d)(2) of the Act (excluding (x) any entity resulting from such Business Combination and (y) any employee benefit plan (or related trust) of any entity resulting from such Business Combination) beneficially owns 40% or more of the common equity securities or of the combined voting power of the voting securities of the entity resulting from such Business Combination (including the Corporation, if it is such resulting entity) outstanding after such Business Combination (including an entity that, as a result of such Business Combination, owns the Corporation or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis, either directly or through one or more subsidiaries), except to the extent that such beneficial ownership existed prior to such Business Combination with respect to the common stock of the Corporation and the voting securities of the Corporation, and (c) at least a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination were members of the Board at the earliest of the time of the execution of the initial agreement providing for such Business Combination, the time of the action of the Board approving such Business Combination or, if such approval is required or sought, at the time of action of the stockholders approving such Business Combination; or

(II) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a majority of the assets of the Corporation, whether held directly or indirectly through one or more subsidiaries (excluding any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction, but including any foreclosure sale).

Notwithstanding anything contained herein to the contrary, a Change in Control shall not be deemed to have occurred: (x) by reason of implementation of the Plan (as updated, enhanced or changed as described in Section 5(d)(iii)(F)); (y) pursuant to the preceding clause (A) or (B) solely because 40% or more of the then outstanding common stock of the Corporation or the then outstanding voting securities of the Corporation is or becomes beneficially owned or is directly or indirectly held or acquired by one or more employee benefit plans (or related trusts) maintained by the Corporation; or (z) pursuant to the preceding clause (A) or (B) so long (but only for so long) as the holder of a majority of the debt of the Corporation outstanding on the date hereof holds, beneficially and for his own account, at the time of such event and thereafter continues to hold a majority of the then outstanding common stock of the Corporation, a majority of the then outstanding voting securities of the Corporation and a majority of the combined

voting power of the then outstanding voting securities of the Corporation. For purposes of this definition, references to "beneficial owner" and correlative phrases shall have the same meaning as set forth in Rule 13d-3 under the Act (except that ownership by underwriters (including when acting as initial purchasers in a private offering) solely for purposes of a distribution or offering shall not be deemed to be "beneficial ownership"), references to "affiliate" and "associates" shall have the same meaning as set forth under the Act and references to the Act shall mean the Act and the rules and regulations thereunder as in effect on the date hereof.

(e) Notwithstanding any provision of this Agreement to the contrary, distribution of any amounts that constitute "deferred compensation" payable to the Executive due to his "separation from service" within the meaning of Section 409A of the Internal Revenue Code shall not be made before 6 months after such "separation from service" or the Executive's death, if earlier (the "Six Month Limitation"). At the end of such 6 month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the 7th month following the Executive's separation from service and remaining payments or reimbursements, if any, shall commence, or continue, in accordance with the relevant provision of this Section 5. Notwithstanding the Six Month Limitation, in the event that any amounts of "deferred compensation" payable to the Executive due to his "separation from service" constitute "separation pay only upon an involuntary separation from service" within the meaning of such Section 409A ("Separation Pay"), then all or a portion of such Separation Pay, up to 2 times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the "separation from service" occurs, whether paid under this Agreement or otherwise, shall be paid to the Executive during the 6 month period following such "separation from service" with the Corporation.

(f) Notwithstanding anything in this Agreement to the contrary and except as set forth below, if any payment or distribution by the Corporation or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(f)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively called the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") equal to the Excise Tax imposed upon the Payments; provided, however, that, if the Executive is entitled to a Gross-Up Payment, but the Payments do not exceed $50,000 more than the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the "Reduced Amount"), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. Any reduction of Payments necessary to limit the Payments to the Reduced Amount shall apply first to those amounts that are payable latest in time and finally to those amounts that are payable at the time of a Change in Control.

(i) Subject to Section 5(f)(ii), all determinations required to be made under this Section 5(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be

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utilized in arriving at such determination, shall be made by the then current accountants of the Corporation or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") no later than the later of (A) the last day of the year in which a termination of the Executive's employment occurs or (B) 45 days following the termination of the Executive's employment. The Accounting Firm shall provide detailed supporting calculations to both Parties simultaneously with any event giving rise to a Gross-Up Payment. All fees and expenses of the Accounting Firm shall be borne by the Corporation. Any Gross-Up Payment shall be paid by the Corporation to the Executive simultaneously with any event giving rise to a Gross-Up Payment. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that, at the time of the initial determination by the Accounting Firm, Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"). If the Corporation exhausts its remedies pursuant to Section 5(f)(ii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (including any interest and penalties thereon) shall be promptly paid by the Corporation to or for the benefit of the Executive. If the Executive pays the Excise Tax prior to the determination by the Accounting Firm or payment of the taxes by the Corporation, the Corporation shall reimburse the Executive for such amount no later than the last day of the taxable year following the year in which the Executive remits the Excise Tax.

(ii) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment or the Underpayment, as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) provide the Corporation any information reasonably requested by the Corporation relating to such claim,

(B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(C) cooperate with the Corporation in good faith in order effectively to contest such claim, and

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(D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(f)(ii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall pay the amount of such payment to the Executive, along with an additional Gross-Up Payment, and shall hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service. All of the payments by the Corporation to the Executive under this Section 5(f) shall be made no later than the last day of the calendar year following the calendar year in which all of the issues concerning such payments have been finally resolved. It is the Parties' intent that the timing of the payment of such amounts shall be in compliance with Section 409A of the Code.

(iii) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 5(f)(ii), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 5(f)(ii)), pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) no later than the last day of the calendar year in which the refund is received by the Executive.

6. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 5 by seeking other employment or otherwise; provided, however, that, if, during the Severance Period, the Executive is employed in a new position with an annual base salary ("New Base Salary") equal to or greater than the Salary, then the Severance Payments shall

cease; provided further, however, that, if the New Base Salary is less than the Salary, then the Severance Payments shall continue but will be reduced dollar for dollar by the monthly amount of the New Base Salary.

7. Restrictive Covenants.

(a) The Executive agrees that, for the duration of his employment and for the longer of a period of 1 year following the effective date of termination thereof or the Severance Period, he will not, on his own behalf or on behalf of any other person, solicit or encourage, or attempt to solicit or encourage, any person who is an employee of the Corporation or any of its subsidiaries to leave the employ of the Corporation or its subsidiaries to work for the Executive or any other entity with whom or which the Executive is connected or affiliated.

(b) The Executive agrees that, for the duration of his employment and for the longer of a period of 1 year following the effective date of termination thereof or the Severance Period, he will not, directly or indirectly, on his own behalf or on behalf of any other person, solicit, divert, encourage or induce, or attempt to solicit, divert, encourage or induce, any person, including a customer or supplier, doing business with the Corporation or its subsidiaries to cease doing business in whole or in part with the Corporation or its subsidiaries.

(c) The Executive agrees that, for the duration of his employment and for the longer of a period of 1 year following the effective date of termination thereof or the Severance Period, he will not, directly or indirectly, on his own behalf or on behalf of any other person, engage in or be connected in any manner with any Nevada gold and silver mining business. Nothing in this Section 7(c) shall prevent the Executive from owning not more than 1% of the outstanding securities of an entity that is engaged in a business in competition with, or similar to, the Corporation having a class of securities listed on any national securities exchange or quoted on the Nasdaq Over-the-Counter Bulletin Board; provided, that the Executive has no other connection or relationship with such entity.

(d) The Executive agrees that, during and after his employment with the Corporation, he will not disclose or use for his own benefit or the benefit of any other person, other than the Corporation and its subsidiaries or affiliates, any Confidential Information (as defined herein). "Confidential Information" means proprietary or confidential information of the Corporation or its subsidiaries, including technical, business and financial data, trade secrets or know-how, supplier lists, customer lists, pricing information and costs, market and marketing information, discoveries, budgets, projections and strategies, whether in written, electronic, oral or other form and furnished by or on behalf of or obtained from, before or after the date hereof, the Corporation, its subsidiaries or controlling persons, directors, officers or employees of the Corporation or its subsidiaries. "Confidential Information" does not, however, include information (i) which (A) is part of the public domain, including information which is not unique to the Corporation or which is generally known to the industry or the public, through no fault of the Executive or (B) becomes known by or available to the Executive after the termination of his employment with the Corporation on a non-confidential basis from a source (other than the Corporation, its subsidiaries or such controlling persons, directors, officers or employees) which, to the knowledge of the Executive, is not prohibited from disclosing such

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information to the Executive by a statutory, regulatory, contractual or fiduciary obligation and (ii) which relates in any way to the Methodology.

(e) The Executive agrees that, upon termination of his employment with the Corporation for any reason, he will return to the Corporation all property belonging to the Corporation or its subsidiaries.

(f) The Executive acknowledges that money damages for a breach of this Section 7 by him is unlikely to be calculable, that such a breach is likely to cause irreparable harm to the Corporation and that remedies at law are likely to be inadequate to protect the Corporation against any actual or threatened breach of this Section 7 by the Executive. Accordingly, the Executive agrees to the granting of injunctive relief in favor of the Corporation in the event of any such breach or threatened breach of this Section 7, without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for a breach by the Executive of this Section 7, but shall be in addition to all other rights and remedies available at law or otherwise to the Corporation.

8. Representation by the Executive. The Executive represents and warrants to the Corporation that the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of any other agreement to which the Executive is a party or otherwise bound.

9. Notice. All notices required or permitted to be given pursuant to this Agreement shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), nationally recognized courier service, facsimile or email, and shall be addressed to the intended recipient at the address of its principal executive office (in the case of the Corporation) or his principal residence as shown on the records of the Corporation (in the case of the Executive). A Party may designate a new address to which such notices shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described herein shall be deemed to have been (a) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the mailing label (if transmitted by courier service), the affidavit of the messenger (if transmitted by personal delivery) or the answerback, call back or email receipt (if transmitted by facsimile or email) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

10. Governing Law and Jurisdiction. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES). Each Party agrees that any proceeding arising out of or relating to this letter agreement or the breach or threatened breach hereof shall be commenced and prosecuted in a court in the State of New York. Each Party consents and submits to the exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted

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hereunder or by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement (except to the extent the assignment is by merger, consolidation or operation of law, in which case such successor must affirmatively agree to assume this Agreement) without the prior written consent of the other Party. Except as provided in the preceding sentence, any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party shall be void.

12. Entire Agreement and References. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to the subject matter hereof. As used herein, the word "including" shall in all cases be deemed to be followed by the phrase "without limitation" and, except as provided in Section 5(d) (iv), the word "person" shall include individuals and corporations, societies, companies, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind. The parties intend that any payments made pursuant to this Agreement are either exempt from, or in compliance with, Section 409A of the Internal Revenue Code. To the extent there are any ambiguities in this Agreement, such ambiguities shall be construed in a manner that complies with such Section 409A.

13. Amendments and Modifications. No addition to, and no cancellation, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, extension, modification or amendment is set forth in a written instrument which expressly states that it adds to, amends, cancels, extends or modifies this Agreement and which is executed and delivered by such Party. No waiver of, or agreement or confirmation under, any provision hereof shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered by a Party. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter, except as expressly provided herein. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as counterparts shall have been executed and delivered by all of the Parties, regardless

of whether all of the Parties have executed the same counterpart. A facsimile or PDF of an original shall be as effective as delivery of such original.

15. Validity and Severability. If any provision of this Agreement is held to be illegal, invalid or incapable of being enforced, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date set forth above.

GOLDSPRING INC.

By: William Long
Name: CHAIRMAN OF BOARD
Title:

CORRADO DE GASPERIS